Exhibit 10.21

February 7, 2018

Marion McCourt

Re: Separation Agreement

Dear Marion:
This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Axovant Sciences, Inc. (“the Company”).

1.SEPARATION DATE. You have tendered and the Company has accepted your resignation. Your last day of employment with the Company will be February 9, 2018 (the “Separation Date”).

2.TERMINATION OF EMPLOYMENT.

(a)Separation Pay. On the Separation Date, you shall be paid all accrued but unpaid base salary earned by you through the Separation Date, less applicable withholdings and deductions. In addition, the Company agrees to pay you additional continuing installments of your base salary as set forth in Section 3(a) below.
(b)Expense Reimbursements. You acknowledge and agree that you have submitted expense reports to the Company for all business expenses incurred during your employment.

(c)COBRA Coverage. You will cease to be eligible to participate in any of the Company’s group benefit plans and programs after the Separation Date. However, to the extent provided by the Company’s governing group health insurance policies and the federal COBRA law (if applicable) and/or state insurance laws (collectively, “COBRA”), if you are participating in any group health insurance plans immediately prior to the Separation Date, you may be eligible to continue such group health insurance benefits in effect after the Separation Date, at our own expense (subject to Section 3(d) below). You will receive a separate notice more specifically describing your COBRA rights on or after the Separation Date.

(d)Equity Interests. On April 7, 2017, you were granted an option to purchase 465,000 shares of the Company’s common stock (the “Option”), pursuant to the Axovant Sciences Ltd. 2015 Equity Incentive Plan (the “Plan”) and any applicable stock option agreement(s) and/or notice(s) of grant of stock option (collectively, the “Option Documents”). Vesting of the Option shall cease as of the Separation Date. No portion of your Option will be vested as of the Separation Date. Accordingly, in accordance with the Option Documents, the entire Option will automatically lapse and terminate on the Separation Date.

3.SEPARATION BENEFITS.

You acknowledge and agree that your resignation is without Good Reason, as defined in your April 7, 2017 employment agreement with the Company (the “Employment Agreement”) and thus you are not entitled to any severance benefits under that Employment Agreement. Nonetheless, if you: (i) timely sign, date, and return this Agreement to the Company and allow the release contained herein to be effective; and (ii) comply with all your obligations to the Company as set forth herein; then the Company will provide you with the following severance benefits:

(a)Salary Continuation Payments. The Company will pay you severance in the form of continuing payments of your last base salary from the Separation Date through March 31, 2018, less required payroll withholdings and deductions (the “Salary Continuation Payments”). The Salary Continuation Payments will be paid on the Company’s regular payroll schedule, beginning on February 15, 2018.

(b)2017 Discretionary Bonus. Although the Company is not otherwise obligated to pay you, and although you have not earned, a 2017 bonus pursuant to the Company’s annual bonus plan, as an additional severance benefit to you, the Company agrees to pay you a discretionary bonus for 2017 equal to 100% of your bonus target for 2017, less required deductions and withholdings (the “Bonus Payment”). The Bonus Payment will be paid at the same time as other bonuses are paid to Company employees, no later than the April 30 payroll date. Except as expressly provided herein, you will not be eligible to receive any bonus payments after the Separation Date.

(c)Relocation Expenses. The Company will waive any right to recovery of either the Lump Sum Relocation Allowance or the Relocation Subsidy (as defined in the Employment Agreement) and the Company will pay for any other travel expenses that you incurred in connection with your employment or relocation.

(d)COBRA Payment. If you are eligible for and timely elect COBRA continuation coverage, the Company will make a payment sufficient to continue your health insurance through COBRA through March 31, 2018.

(e)409A Compliance. It is intended that the severance benefits provided to you hereunder comply with, or be exempt from, Code Section 409A of the Internal Revenue Code and the final regulations and official guidance thereunder (“Section 409A”) and that any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as set forth in Section 3(a), none of the severance benefits under this Agreement will commence or otherwise be delivered prior to the Effective Date of this Agreement. If the period of time you could sign this Agreement crosses over two calendar years, the Agreement shall be deemed to have become effective on the last possible date it could become effective.

4.RELEASE OF CLAIMS.

(a)General Release of Claims. You hereby generally and completely release the Company and Axovant Sciences Ltd (“ASL”), along with each of their parents, subsidiaries, successors, predecessors, affiliates, officers, directors, agents, servants, employees, attorneys, shareholders, insurers and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Release (the “Released Claims”). The Released Claims include, without limitation: (i) all claims directly or indirectly arising from your employment with the Company or the termination of that employment relationship, or your relationships with any of the Released Parties stemming from your employment or advisory role as applicable or the termination of such relationships; (ii) claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, incentive compensation, stock, stock options or any other ownership or equity interests with respect to the Company or its affiliates, or any other form of compensation or benefit excluding in your capacity as a shareholder in the Company or any affiliate thereof; and (iii) claims pursuant to any federal, state or local law, statute or cause of action in any jurisdiction related to employment, including, without limitation, the federal Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress and breach of the implied covenant of good faith and fair dealing.

(b)ADEA Waiver. You also specifically acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA; and that the consideration given under this Agreement for this waiver and release is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise on or after the date you execute this Agreement; (ii) you should consult with an attorney prior to executing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to execute it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of it (by written revocation notice to the Chief Financial Officer of the Company received within the 7-day revocation period); and (v) this Agreement shall not be effective until the eighth day after you have signed it, provided that the revocation period has expired unexercised (the “Effective Date”).

(c)Excluded Claims. Notwithstanding the foregoing, you are not hereby releasing any of the following claims (the “Excluded Claims”): (i) any rights or claims for indemnification or insurance (including, but not limited to, directors and officers insurance) you may have pursuant to the charter, bylaws or operating agreements of the Company or any affiliate thereof, or under applicable law; (ii) any rights that are not waivable as a matter of law; (iii) any vested compensation, equity or benefits rights under the Employment Agreement, the Plan, any option grant notices or award agreements, or other equity award agreements and retirement plans (the “Compensation Arrangements”); or (iv) any claims arising under the Compensation Arrangements after the Separation Date. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims that you have or may have against any of the Released Parties that are not included in the Released Claims.

(d)Company Release of Claims. The Company hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date it signs this Agreement; provided, however, that this release shall not extend to: (1) any claims arising after the date this Agreement is signed, including without limitation any claims for breach of this Agreement; (2) claims arising at any time from your contractual, statutory, and common law obligations to refrain from the unauthorized use or disclosure of the Company’s confidential, proprietary, or trade secret information; or (3) claims arising at any time from your willful misconduct, including without limitation any claims alleging violations of federal or state law.

5.NO OTHER COMPENSATION OR BENEFITS; ACKNOWLEDGEMENT.

You represent that, except as expressly provided in this Agreement, you are not entitled to receive and will not receive any additional compensation, equity, vesting or other pay or benefits from the Company or any other Released Party after the Separation Date, with the exception of any vested rights you may have under the terms of a written employee benefit plan that is subject to ERISA (e.g., a 401(k) plan). You hereby represent you have been paid all compensation owed and for all hours worked (except as otherwise promised to you in this Agreement), have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

6.    COMPANY PROPERTY.
On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof), including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, information regarding current or prospective investors, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of the other Released Parties (and all reproductions thereof in whole or in part) (collectively, the “Company Property”). You agree to make a diligent search for any Company Property in your possession or control as soon as practicable to ensure your full compliance with this provision. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any of the aforementioned confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such information from those systems no later than the Separation Date; and to certify in writing that you have completed the foregoing copying and deletion processes. Notwithstanding the foregoing, after the Separation Date, you shall be entitled to retain copies of the following documents as your personal property: (i) all documents that you executed in connection with your employment with the Company; (ii) all wage statements and other payroll records issued to you, as well as documents issued to you with regard to your employee benefits; and (iii) all documents and information issued to you in connection with your Equity Interests (as outlined in Section 2(d) above).

7. COMMUNICATIONS.

(a)Non-Disparagement. Effective immediately, you agree not to disparage the Company or any of the Released Parties in any manner likely to be harmful to its or their business, business reputation or personal reputation. In turn, the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you, your business reputation or personal reputation. Notwithstanding the foregoing, nothing herein shall prevent: (i) the Company from honestly assessing or discussing your services for the Company, or from engaging in any other communications reasonably necessary or advisable to implement this Agreement or for the Company’s ongoing operations and administrative activities following the Separation Date; or (ii) any person or entity from responding accurately and fully to any question, inquiry or request for information when required by legal process or in connection with any government agency or commission investigation or proceeding. In addition, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. For avoidance of doubt, you and the Company specifically understand and agree that this mutual non-disparagement obligation continues after the Separation Date.

(b)Messaging. You and the Company will develop a mutually acceptable statement (the “Statement”) to be used to communicate your planned change in status with the Company. Except as otherwise authorized or required by this Agreement, the parties agree that any statements or disclosures made to communicate your change in status (including the reasons for your separation) to Company employees and agents, to other Released Parties, and/or to members of the general public shall be in compliance with the parties’ non-disparagement obligations, and shall be consistent with the Statement.

8. CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

(a) Confidentiality. You acknowledge and agree to abide by your continuing obligations not to use or disclose any confidential or proprietary information of the Company, as set out in the Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”), which is Exhibit B to your Employment Agreement and hereby incorporated into this Agreement.

(b) Post-Employment Restrictions. You acknowledge and agree that you are bound by the obligations in Section 4 of the NDA, and reaffirm your commitment to abide by such restrictions.

9. COOPERATION.

Except for the protected activity described in Section 10 below, you agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any other person or entity in connection with any claim or cause of action of any kind brought against any of the Released Parties. You agree to cooperate fully with the Company, as requested, (a) to transition any roles, responsibilities or projects for which you were responsible to other personnel, and (b) in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during the time you were engaged in any capacity with the Company. Such cooperation includes, without limitation, making you available upon reasonable notice, without subpoena, for interviews and truthful and accurate deposition and trial testimony. The Company will reimburse you for reasonable, pre-approved and documented out-of-pocket expenses incurred in connection with any such cooperation (excluding any foregone wages, salary, or other compensation), and will reasonably accommodate your scheduling needs. Nothing herein shall restrict or limit your rights to pursue a claim or action on behalf of yourself against any of the Released Parties, subject to the release of claims and other limitations set forth in this Agreement.

10. PROTECTED ACTIVITY.

Notwithstanding any provision in this Agreement (including the Exhibits) to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”), or any other federal, state or local government agency or commission. While this Agreement does not limit your right to receive an award for information provided to the SEC, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

11. ACTS NECESSARY TO EFFECT THIS AGREEMENT.

You agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the purpose of this Agreement. You further agree that, if the Company is unable to timely secure your signature on any document needed in connection with any matters described herein, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents to serve as your agent and attorney in fact, which appointment is coupled with an interest, to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by you.

12. IMPACT OF MATERIAL BREACH.

You acknowledge and agree that the obligations set forth in Sections 6, 7, 8, and 9, of this Agreement (the “Obligations”) are material terms of this Agreement and that, but for your commitment to abide by them, the Company would not enter into this Agreement and agree to provide you with the benefits provided to you hereunder. You further agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused to the Company, its investments and other business activities by a material breach of the Obligations. Therefore, in the event you materially breach any of the Obligations, in addition to all other remedies available under this Agreement or in law or equity (including the right to seek injunctive relief), you shall waive any rights to receive any further benefits from the Company, and the Company shall be entitled to recover from you all amounts paid to you under this Agreement after the Effective Date. Your release of claims herein (and any subsequently provided release) shall remain in full force in effect.

13. DISPUTE RESOLUTION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or your employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void, leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

14. MISCELLANEOUS.

This Agreement (including the agreements incorporated herein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of the parties, and their respective heirs, personal representatives, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in counterparts that shall be deemed to be part of one original, and facsimile, .PDF and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.
We wish you the best in your future endeavors.

Sincerely,
AXOVANT SCIENCES, INC.

By:	/s/ Stephen Mohr
Name:	Stephen Mohr
Title:	General Counsel
UNDERSTOOD AND AGREED:

/s/ Marion McCourt
Marion McCourt
February 9, 2018